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                                                                    Exhibit 99.2

     Correction -- The Gymboree Corporation

     Thursday May 8, 11:24 am ET

     In the news release, The Gymboree Corporation Reports April and First Quarter Sales, issued earlier today by The Gymboree Corporation (Nasdaq: GYMB -
News) over PR Newswire, we are advised by the company that the fifth paragraph should read, "The Company also projects that comparable store sales in May will be in the range of flat to low positive single digits compared to the same period last year," rather than, "The Company also projects that comparable store sales in May will be in the positive mid single digits compared to the same period last year," as originally issued inadvertently.